CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Income Funds, and to the incorporation by reference of our reports dated December 8, 2006 for the Lehman Brothers Core Bond Fund, Lehman Brothers New York Municipal Money Fund, and Tax-Free Money Fund (the "Funds"), each a series of Neuberger Berman Income Funds included in the October 31, 2006 Annual Reports to Shareholders of Neuberger Berman Income Funds.





                                          /s/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 27, 2007